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EXHIBIT 4.2

                       _________________________________

                           AASTROM BIOSCIENCES, INC.

                           CERTIFICATE OF DESIGNATION

                         Pursuant to Section 302 of the
                       Michigan Business Corporation Act

                       _________________________________

     This Certificate of Designation of Aastrom Biosciences, Inc., a Michigan corporation (the "Corporation"), eliminates the Corporation's 5 1/2% Convertible Preferred Stock, designated by that Certificate of Designation filed with the State of Michigan by the Corporation on November 26, 1997 ("5 1/2% Stock"). The Corporation hereby certifies that there are no outstanding shares of the Corporation's 5 1/2% Stock and that there are no outstanding shares or bonds convertible into shares of the series and no other rights, options or warrants issued by the Corporation that could require issuing shares of the series. The Corporation hereby additionally certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to Section 450.1302(5) of the Michigan Business Corporation Act, the Corporation shall amend its Articles of Incorporation by filing the Certificate of Designation as set forth in the attachment hereto to eliminate the 5 1/2% Stock.

     IN WITNESS WHEREOF, the Corporation has cause this Certificate of Designation to be signed by its President, and attested by its Secretary this 28th day of January, 1999.


                                          AASTROM BIOSCIENCES, INC.

                                          By:  /s/ R. Douglas Armstrong
                                               ---------------------------------

                                          Its: President/CEO